Exhibit 99.1

       World Acceptance Corporation Reports Record First Quarter Results

     GREENVILLE, S.C.--(BUSINESS WIRE)--July 21, 2004--World Acceptance Corporation (Nasdaq/NM:WRLD) today reported record revenue, net income and loans for its first fiscal quarter ended June 30, 2004.
     Net income for the first quarter rose 29.5% to $7.3 million, or $.37 per diluted share, compared to $5.6 million, or $.30 per diluted share, for the same quarter of the prior year. Total revenues for the quarter increased 17.9% to $47.5 million from $40.3 million for the prior year quarter.
     Gross loans outstanding increased to $334.6 million at June 30, 2004, a 19.6% increase over the $279.8 million in balances outstanding at June 30, 2003, and a 7.9% increase since the beginning of the fiscal year.
     "World Acceptance's record first quarter results were attributable to the growth in our loan portfolio, higher revenues from insurance and other products, improved margins and reduced general and administrative expenses as a percent of revenues," stated D.R. Jones, President and CEO. "The low interest rate environment continues to have a positive effect on our cost of funds and our level of loan losses have decreased from both the prior quarter and from the same quarter of the prior fiscal year."
     Interest expense decreased by 0.2% when compared to the first quarter of last year while average total debt outstanding increased 2.3% over the two quarterly periods. Net charge-offs as a percent of average net loans were 12.5% on an annualized basis for the quarter ended June 30, 2004, compared with 13.4% for the quarter ended June 30, 2003. Total general and administrative expenses as a percent of total revenues continued its year over year improvement to 55.6% during the most recent quarter compared to 56.2% during the prior year quarter.
     Operating income (revenues less the provision for loan losses and general and administrative expenses) increased 28.3% to $12.4 million during the most recent quarter from $9.7 million in the prior year quarter.
     Return on average assets (annualized) increased to 10.8% in the first quarter compared with 9.7% in the same quarter last year. Annualized return on average equity remained high at 18.6%, slightly down from the first quarter of the prior year.
     During the first three months of the fiscal year, the Company opened or acquired 19 offices and closed one non-performing office, leaving a total of 544 offices at June 30, 2004. World Acceptance had 15% more offices in operation at the end of the first quarter of fiscal 2004 than at the same point of the prior year.
     World Acceptance Corporation is one of the largest small-loan consumer finance companies, operating 544 offices in eleven states. It is also the parent company of ParaData Financial Systems, a provider of computer software solutions for the consumer finance industry.
     This press release may contain various "forward-looking statements" within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended, that represent the Company's expectations or beliefs concerning future events. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include changes in the timing and amount of revenues that may be recognized by the Company, changes in current revenue and expense trends (including trends affecting charge-offs), changes in the Company's markets and changes in the economy (particular in the markets served by the Company). Such factors are discussed in greater detail in the Company's filings with the Securities and Exchange Commission. World Acceptance Corporation is not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.


                          World Acceptance Corporation

                 Condensed Consolidated Statements of Operations
             (unaudited and in thousands, except per share amounts)

                                                   Three Months Ended
                                                        June 30,
                                                     2004      2003
                                                   --------  --------

Interest & fees                                     $40,600   $34,405
Insurance & other                                     6,878     5,858
                                                   --------  --------
  Total revenues                                     47,478    40,263
Expenses:
  Provision for loan losses                           8,627     7,929
  General and administrative expenses
    Personnel                                        17,706    15,350
    Occupancy & equipment                             2,915     2,302
    Data processing                                     468       477
    Advertising                                       1,580     1,283
    Intangible amortization                             631       555
    Other                                             3,119     2,676
                                                   --------  --------
                                                     26,419    22,643
  Interest expense                                      989       991
                                                   --------  --------
    Total expenses                                   36,035    31,563
                                                   --------  --------
Income before taxes                                  11,443     8,700
Income taxes                                          4,177     3,089
                                                   --------  --------
Net income                                           $7,266    $5,611
                                                   ========  ========
Diluted earnings per share                            $0.37     $0.30
                                                   ========  ========
Weighted average shares outstanding (diluted)        19,489    18,760
                                                   ========  ========


                      Condensed Consolidated Balance Sheets
                          (unaudited and in thousands)

                                         June 30,  March 31, June 30,
                                           2004      2004      2003
                                         --------  --------  --------
                ASSETS
Cash                                       $2,792    $4,314    $4,363
Gross loans receivable                    334,567   310,131   279,805
  Less: Unearned interest & fees          (80,483)  (73,603)  (68,117)
  Allowance for loan losses               (18,645)  (17,261)  (16,248)
                                         --------  --------  --------
    Loans receivable, net                 235,439   219,267   195,440
Property and equipment, net                 9,406     9,274     8,348
Intangible assets                          16,020    15,514    14,442
Other assets                               14,727    13,600    12,767
                                         --------  --------  --------
                                         $278,384  $261,969  $235,360
                                         ========  ========  ========

  LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Notes payable                           110,732    95,032   102,732
  Income tax payable                        3,354       383     2,405
  Accounts payable and accrued expenses     7,672     9,974     6,563
                                         --------  --------  --------
    Total liabilities                     121,758   105,389   111,700
Shareholders' equity                      156,626   156,580   123,660
                                         --------  --------  --------
                                         $278,384  $261,969  $235,360
                                         ========  ========  ========


                        Selected Consolidated Statistics
                             (dollars in thousands)

                                                   Three Months Ended
                                                        June 30,
                                                     2004      2003
                                                   --------  --------

Expenses as a percent of total revenues:
    Provision for loan losses                          18.2%     19.7%
    General and administrative expenses                55.6%     56.2%
    Interest expense                                    2.1%      2.5%

Average gross loans receivable                     $323,137  $272,048

Average loans receivable                           $246,024  $206,427

Loan volume                                        $251,242  $208,743

Net charge-offs as percent of average loans            12.5%     13.4%

Return on average assets                               10.8%      9.7%

Return on average equity                               18.6%     18.7%

Offices opened (closed) during the period, net           18         2

Offices open at end of period                           544       472



     CONTACT: World Acceptance Corporation
              Sandy McLean, 864-298-9800